AGREEMENT

This Agreement is entered into on the 20th day of November 2006, by and between LIFESTYLE TALKRADIO NETWORK(TM), INC., a Delaware corporation having a principal place of business located at P.O. Box 4826 Greenwich, CT 06831 (hereinafter "LTRN") and Overboard Entertainment, Inc., a Florida corporation having a principal place of business located at 4650 Tiffany Woods Circle, Oviedo, FL, 32765 (hereinafter "OEI").

WHEREAS, LTRN is a corporation involved in the dissemination of radio programs and advertising through a system of broadcast affiliates; and

WHEREAS, OEI produces a radio program known as World of Boating (hereinafter "WOB") and is desirous of engaging LTRN to disseminate same;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

1. **Term.** This Agreement shall be for a period of twelve (12) months beginning on December 2, 2006 and ending November 25, 2007 unless extended or terminated as provided for herein.
2. **Independent Contractor.** OEI, its employees, agents and principals are not employees of LTRN. OEI is an independent contractor to LTRN and retains the right to run its operation as it sees fit in fulfilling the undertakings provided for herein. OEI is responsible for its own employees, agents and principals and the payment of their wages and any and all payroll, payroll taxes, mandatory insurance and benefits including but not limited to workers compensation insurance, FICA and lawfully mandated employers contributions to same.

3. **Responsibilities of LTRN.** LTRN shall provide affiliation functions related to the programming developed under this Agreement and shall support same with usual and customary marketing and promotional activities typically associated with such programming. LTRN holds the right of final content approval of said program, as it relates to FCC rules and regulations, and community standards. Notwithstanding, if a disagreement arises concerning content and such disagreement cannot be resolved to mutual satisfaction, OEI has the right to give sixty (30) days notice for cancellation of the contract; in such instance, no further monies will be due LTRN at the end of that thirty day period except that any fees due up until that date will still be paid by OEI. The deposit paid by OEI will be forfeited if the full term of the contract is not fulfilled.

4. **Responsibilities of OEI.** OEI is responsible to provide production functions up to the point of delivering the programming product to LTRN's production facility as reasonably directed by LTRN, including providing and maintaining necessary equipment, telephone lines, and the like, necessary for physical delivery of the programming product electronically or otherwise for broadcast Saturday from 1 P.M. to 3 P.M. Eastern Standard Time.

5. **Fees.** OEI shall be entitled to sell 4 national minutes in each hour of broadcast, for a total of 8 minutes to advertisers upon this agreement. If for any reason OEI or LTRN need to share a national avail, revenues for this unit will be split 50/50 between host and network. OEI shall make payment monthly based on $350 per week, due by the 1st day of each month "WOB" is aired. If any payment is not received by the 7th day of the month, LTRN shall have the right to cease broadcast of the product, declare a breach of this agreement and file appropriate conditions to OEI. Nothing contained herein shall bar LTRN from bringing an action against OEI for its damages based on monthly payments contained in program.

6. **Discounts.** OEI shall be entitled to a 5% discount on the fees due hereunder if payment of 50% or more of the annual fees is made on or before due date. In such event a recalculated payment schedule will be executed by the parties and added as an addendum hereto.

7. **Limited License.** OEI grants to LTRN a limited license to use OEI's name and mark including any proprietary identification of OEI, its host or participants in the production product for use on its website and in promotional materials for the purpose of marketing the product or in connection with any other LTRN programming. This limited license shall extend to LTRN's affiliates with any other LTRN programming, with prior approval by OEI which shall not be unreasonably withheld.

8. **Indemnification.** OEI and LTRN shall indemnify and hold harmless each other, its affiliates, agents, heirs and assigns, from and against any claims, losses, costs, damages and expenses of any nature resulting from or arising in connection with any delinquent, reckless, intentional or malicious acts in the performance of the programming product under this agreement.

9. **Delivery Responsibility.** After receipt from OEI, LTRN shall be responsible, at its costs and expense, for delivery via satellite of the programming product to LTRN's affiliates.

10. **Affiliations.** LTRN may offer the programming product to radio stations licensed to broadcast in other metropolitan areas or communities. LTRN will assure that its affiliated stations agree to broadcast the programming product in its entirety, without editing, delaying, adding or subtracting to the program without prior approval. All affiliates will be offered the programming product and will be given written notice of the programming schedule thirty (30) days prior to the first airdate, when applicable. Because of the nature of the show, LTRN cannot guarantee that all affiliates currently broadcasting the Saturday, 1 P.M. – 3 P.M. Eastern Standard Time programming delivered by LTRN will accept the OEI programming product on the commencement date. OEI agrees that, after the termination date hereof, it will not permit its programming product to be broadcast by any radio station that is a LTRN affiliate at the commencement date of this Agreement or that becomes a LTRN affiliate during the term of this Agreement for a period of twelve (12) months after the termination of this Agreement.

Any radio station that was compensated directly or indirectly by OEI during the term of this contract would be exempted from this prohibition.

11. **Commercial Allowance.** OEI will prepare a demo & media relations kit with LTRN logo. Commercials will be cleared during such time the OEI programming product is aired through on-air programming.

12. **Termination.** LTRN may terminate this agreement upon thirty (30) days prior written notice; OEI may terminate this agreement upon thirty (30) days prior written notice.

13. **Renewal.** This Agreement shall automatically renew upon the same terms and conditions unless either party provides written notice of termination to the other at least thirty (30) days prior to the anniversary date hereof. All broadcast rates are to remain as set forth for the year but subject to increase/change after the one year term of the agreement upon specifications by LTRN and approval by OEI.

14. **Miscellaneous.**

  a. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

  b. This Agreement constitutes the entire agreement between the parties, and no modification hereof shall be recognized or deemed effective or enforceable unless same is in writing and is signed by both of the parties, or their assignees, hereto.

  c. The provisions of this Agreement are independent of and are separable from each other. In the event any provision of this Agreement, which is judicially declared to be invalid or unenforceable, such provision or provisions shall be invalid or unenforceable without invalidating or rendering unenforceable the remaining provisions hereof.

  d. Neither failure nor any delay on the part of either party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof. No single or partial exercise of any right, remedy, power or privilege shall preclude or be deemed a waiver of any other or further exercise of the same or of any other right, remedy, power or privilege.

e. In the event of a dispute between the parties arising in relation to enforcement of the terms and conditions of this Agreement, the party prevailing in any court of law shall have the right to obtain from the non-prevailing party reimbursement for the reasonable value of the legal fees and costs incurred by the prevailing party in obtaining such judicial relief.

f. OEI, its agents, employees and principals shall not announce any scheduling changes or other matters involving LTRN on air or otherwise until such time as LTRN has authorized such announcement.

15. **Governing Law.** This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware without reference to principles of conflicts of laws.

16. **Resolution of disputes.** The Parties submit to the jurisdiction of the United States District Court for the state of Delaware with respect to the resolution of any and all disputes related to or arising under this Agreement.

17. **Notices.** Any notice given to a party to this Agreement shall be in writing and shall be deemed to have been given when delivered personally, or by a nationally known express mail service, or by certified or registered mail, postage prepaid, return receipt requested, duly addressed as set forth below, or to such business address as may be subsequently provided:

If to LTRN: Michael L. Metter
Lifestyle TalkRadio Network(TM)
P.O. Box 4826
Greenwich, CT 06831

If to OEI: Greg Holt
4650 Tiffany Woods Circle
Oviedo, FL 32765

18. **Headings.** The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

19. **Counterparts.** This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered on the date first written above.

LIFESTYLE TALKRADIO NETWORK(TM)

By: ________________________ Jan. 19, 2007
Jeff Weber
Executive Vice-President

By: ________________________ 1/19/07
Greg Holt
Host